As filed with the Securities and Exchange Commission on June 15, 2018

Registration No. 333-188456
Registration No. 333-192677
Registration No. 333-205350
Registration No. 333-205351
Registration No. 333-219482

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO FORM S-8 REGISTRATION STATEMENT NO. 333-188456
POST-EFFECTIVE AMENDMENT NO. 1
TO FORM S-8 REGISTRATION STATEMENT NO. 333-192677
POST-EFFECTIVE AMENDMENT NO. 1
TO FORM S-8 REGISTRATION STATEMENT NO. 333-205350
POST-EFFECTIVE AMENDMENT NO. 1
TO FORM S-8 REGISTRATION STATEMENT NO. 333-205351
POST-EFFECTIVE AMENDMENT NO. 1
TO FORM S-8 REGISTRATION STATEMENT NO. 333-219482

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Blackhawk Network Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	43-2099257
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

6220 Stoneridge Mall Road
Pleasanton, CA 94588
 (Address, including zip code, of Registrant’s Principal Executive Offices)

SECOND AMENDED AND RESTATED 2006 RESTRICTED STOCK AND RESTRICTED STOCK UNIT PLAN
AMENDED AND RESTATED 2007 STOCK OPTION AND STOCK APPRECIATION RIGHT PLAN
2013 EMPLOYEE STOCK PURCHASE PLAN
2013 EQUITY INCENTIVE AWARD PLAN
BLACKHAWK NETWORK HOLDINGS, INC. DEFERRED COMPENSATION PLAN

(Full title of plans)

Kirsten E. Richesson
General Counsel and Secretary
Blackhawk Network Holdings, Inc.
6220 Stoneridge Mall Road
Pleasanton, CA 94588
(925) 226-9990

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one)

☒ Large accelerated filer ☐ Accelerated filer ☐ Non-accelerated filer ☐ Smaller reporting company ☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”), filed by Blackhawk Network Holdings, Inc., a Delaware corporation (the “Company”), relate to the following Registration Statements on Form S-8 previously filed by the Company (each a “Registration Statement,” and collectively, the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”):

•
Registration Statement on Form S-8 (No. 333-188456), filed with the SEC on May 8, 2013 pertaining to the registration of (i) 3,304,876 shares of Class A common stock, $0.001 par value per share, of the Company (“Class A Common Stock”) reserved for issuance under the 2013 Equity Incentive Award Plan (the “2013 Plan”), (ii) 489,692 shares of Class A Common Stock issuable under the 2013 Plan to the extent outstanding awards under the Second Amended and Restated 2006 Restricted Stock and Restricted Stock Unit Plan, as amended (the “2006 Plan”) are terminated, expire or lapse; (iii) 4,134,200 shares of Class A Common Stock issuable under the 2013 Plan to the extent outstanding awards under the Amended and Restated 2007 Stock Option and Stock Appreciation Right Plan, as amended (the “2007 Plan”) are terminated, expire or lapse; and  (iv) 4,134,200 shares of Class B common stock, $0.001 par value per share, of the Company (“Class B Common Stock”) reserved for issuance pursuant to stock option awards and stock appreciation rights outstanding under the 2007 Plan;*

•
Registration Statement on Form S-8 (No. 333-192677), filed with the SEC on December 5, 2013, pertaining to the registration of 2,000,000 shares of Class A Common Stock issuable under the Company’s 2013 Employee Stock Purchase Plan;*

•
Registration Statement on Form S-8 (No. 333-205350), filed with the SEC on June 30, 2015, pertaining to the registration of 4,000,000 shares of common stock, $0.001 par value per share, of the Company (the “Common Stock”) issuable under the 2013 Plan, as amended;

•
Registration Statement on Form S-8 (No. 333-205351), filed with the SEC on June 30, 2015, pertaining to the registration of $50,000,000 in deferred compensation obligations to be issuable pursuant to the Blackhawk Network Holdings, Inc. Deferred Compensation Plan; and

•	Registration Statement on Form S-8 (No. 333-219482), filed with the SEC on July 26, 2017, pertaining to the registration of 2,000,000 shares of Common Stock issuable under the 2013 Plan, as amended.

* Effective as of May 21, 2015, (i) each outstanding share of Class B Common Stock was reclassified as and became one share of Common Stock, and (ii) the name of the class of stock designated as Class A Common Stock was changed to “Common Stock” (collectively, the “Conversion”). The shares listed above for Registration Statements Nos. 333-188456 and 333-192677 are presented on a pre-Conversion basis.

On June 15, 2018, pursuant to that certain Agreement and Plan of Merger, dated as of January 15, 2018, by and among the Company, BHN Holdings, Inc., a Delaware corporation (“Parent”) and BHN Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as the surviving corporation and as a wholly owned subsidiary of Parent. As a result of the Merger, all offers and sales of the Company’s securities pursuant to each of the Registration Statements have been terminated.

In accordance with undertakings made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that were registered under such Registration Statement for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements as of the date hereof.  The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has authorized these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Pleasanton, CA, on this 15th day of June, 2018.

BLACKHAWK NETWORK HOLDINGS, INC.

By:	/s/ Kirsten E. Richesson
Name:	Kirsten E. Richesson
Title:	General Counsel and Secretary

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.